  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated May 11, 1999, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer To Purchase For Cash
                     All Outstanding Shares Of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                              Dames & Moore Group

                                       at

                              $16.00 Net Per Share

                                       by

                        Demeter Acquisition Corporation
                          a wholly owned subsidiary of

                                URS Corporation

  Demeter Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of URS Corporation, a Delaware corporation ("Parent"), is offering to purchase all the outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation (the "Company"), at a price of $16.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.


  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other subsidiary of Parent, or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $16.00 in cash, without interest. The Merger Agreement is more fully described in Section 10 of the Offer to Purchase.

  The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the Expiration Date (as defined below) at least a majority of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") and is also subject to customary closing conditions, including (i) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) conditions to the financing commitments obtained by Parent. See the Introduction and Sections 9 and 14 of the Offer to Purchase.

  The Board of Directors of the Company has unanimously approved and found advisable the Merger Agreement, the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender all of their Shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn on or prior to the expiration of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment will be satisfied. Thereafter, tendering stockholders should look solely to the Depositary for payments of amounts owed to such stockholders by reason of the acceptance for payment of Shares pursuant to the Offer.

  The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, June 8, 1999 unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as may be required by applicable law). Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 9, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, as defined in Section 3 of the Offer to Purchase, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

  Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6424

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER
                                 1585 Broadway
                              New York, NY 10036
                                (650) 234-5757

May 11, 1999

                                       3